UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

ANDOVER MEDICAL, INC.

(Exact name of registrant as
specified in its charter)

Delaware	333-128526	51-0459931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Turnpike Street, Ste. 204 N. Andover, MA		01845
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number,including area code: (978) 557-1001

N/A

(Former name or former address, if changed
since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.              Entity Date a Material Definitive Agreement

On December 28, 2007, Andover Medical, Inc. (the “Company”) and its Chief Executive Officer, Edwin A. Reilly, entered into a Global Settlement Agreement and Release (the “Global Settlement”), together with Francis P. Magliochetti and his wife, Patricia Magliochetti (jointly referred to as the “Magliochettis” and collectively referred to as the “Andover Respondents”) and Otto Bock Healthcare L.P., a Minnesota limited partnership (“Otto Bock”).  As previously disclosed by the Company, Frank Magliochetti, the Company’s former Chairman of the Board and Chief Executive Officer (who served in that capacity from December 20, 2006 until his resignation on March 9, 2007), entered into non-compete agreements with Otto Bock in connection with the Magliochettis’ sale of the assets of Ortho Rehab, Inc. and Ortho Motion Inc. pursuant to an Asset Purchase Agreement dated January 6, 2005 (the “APA”).  The non-compete agreement provided that Mr. Magliochetti may not engage in any business competitive with the business of Otto Bock for a period of four years.  The Company and Messrs. Magliochetti  and Reilly denied any and all wrongdoing especially in view of Mr. Magliochetti’s resignation and his non-disclosure of any confidential information prior to such resignation.  Nevertheless, in order to avoid (a) distraction to management, (b) unquantified risk to new investors, current shareholders, and financing sources, (c) potential negative impact on discussions with “target acquisitions” and (e) the cost of litigation, the Company entered into the Global Settlement.  There was no admission of liability for any claims previously asserted by the parties.

Upon the execution of the Global Settlement, the Company paid to Otto Bock $500,000 in cash and $1,000,000 in shares of common stock (the “Shares”) of the Company.  An aggregate of 5,300,353 shares were issued with a fair market value of $1,500,000 to protect against any decrease in value of the Shares until they are sold.  If and when Otto Bock receives $1,000,000 in net proceeds, all remaining shares held by Otto Bock shall be returned to the Company.  In the event Otto Bock receives less then $1,000,000 in net proceeds, the Andover Respondents shall have no obligation to pay any additional consideration to Otto Bock.  The Company has the right to redeem all of the shares for a total of $750,000 less any proceeds previously received by Otto Bock.  The Company agreed to file a registration statement with the Securities and Exchange Commission for the resale of all of the Shares by March 18, 2008 (91 days from the effective date of the Company’s Registration Statement declared effective on December 19, 2007).  Otto Bock entered into a lock-up agreement pursuant to which they agreed not to sell more than 20,000 shares in any week and not more than 250,000 shares in any three month period on a non-cumulative basis.

The Magliochettis and Otto Bock agreed to various settlements covering the APA and prior litigation, none of which have an effect on the Company or its CEO.

Otto Bock, Andover and Edwin Reilly released each other from all claims each party may have ever had or may have against each other.  Otto Bock and the Magliochettis released each other from all claims relating solely to the non-competition agreements, while maintaining certain ongoing obligations under the APA, none of which concern the Company or Mr. Reilly.  The non-competition agreements entered into by the

Magliochettis on January 6, 2005 with Otto Bock and any and all other restrictive covenants among the parties were deemed null and void.

Item 3.02.              Unreported Sales of Equity Securities

The information included above under Item 1.01 concerning the issuance of unregistered shares of Common Stock to Otto Bock Healthcare L.P. is incorporated by reference into this Item 3.02.  There were no underwriters or placement agents involved and no commission were paid.  The Company claimed exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.              Financial Statements and Exhibits.

Exhibits

10.1         Global Settlement Agreement and Release dated December 28, 2007, by and among Otto Bock Healthcare L.P., Andover Medical, Inc., Edwin A. Reilly, Francis Magliochetti and Patricia Magliochetti.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2008	ANDOVER MEDICAL, INC.

	By:	/s/ Edwin A. Reilly
	Name:	Edwin A. Reilly
	Title:	Chief Executive Officer